Exhibit 10.1

ENGAGEMENT AGREEMENT

CONFIDENTIAL

May 26, 2016

David R. Koos, Ph.D., DBA

Chairman & Chief Executive Officer

Regen Biopharma, Inc.

4700 Spring Street

Suite 304

La Mesa, CA 91942

RE: Engagement of Objective Capital Partners

Dr. Koos,

We are pleased that you wish to retain Objective Capital Partners as your exclusive investment banker in connection with the possible Strategic Development Partnership (as defined below) and potential Sale (as defined below) of the Company.

Engagement Functions:

•	Contact and screen a targeted group of suitable high-fit strategic development partners and potential acquirers that are pre-approved by the Company;
•	Solicit indications of interest from interested strategic development partners and acquirers (including execution of non-disclosure agreements with such parties) and assist the Company in evaluating and comparing formal offers to establish a strategic development partner relationship and/or acquire the Company;
•	Prepare the marketing documents (as defined below);
•	Collaboratively work with the Company in negotiating the most favorable price and terms with other potential strategic development partners and acquirers;
•	Lead the due diligence process;
•	Review the business terms of legal documents prepared in connection with a partnership or transaction;
•	Negotiate a mutually agreeable partnership or sale agreement that achieves the Company’s shareholders’ objectives; and
•	Assist in resolving differences that often arise during the closing process and otherwise assist in closing a partnership or sale of the Company.

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This agreement (the “Agreement” or the “Engagement Agreement”) is to confirm our understanding of the basis upon which Objective Capital Partners, LLC., a Delaware limited liability corporation, (“OCP”) and BA Securities, LLC, a Pennsylvania Limited Liability Company, (“BAS”) (member FINRA/SIPC) are being engaged by Regen Biopharma, Inc. (together with any other affiliates, and present and future subsidiaries, individually and collectively, the “Company”) to provide the services described herein. OCP and BAS are collectively, defined herein as the “Advisor”.

1.	Financial Advisory & Investment Banking Services. The Company hereby engages Advisor as the Company’s sole and exclusive agent for the purpose of (a) identifying opportunities for a Partnership (“Partnership”) (as defined below) and the “Sale” (as defined below) of the Company (either a Partnership or a Sale being referred to herein as “Transaction”); (b) advising the Company concerning opportunities for such Partnership and Sale and (c) as requested by the Company, participating on the Company’s behalf in negotiations concerning such Partnership or Sale.

(a)	List. In connection with our engagement, Advisor and the Company will jointly develop a list (the “List”) of entities that might be potential partners with the Company or purchasers of the Company and/or any of its businesses, securities or assets in a Sale. The List shall consist of each prospective partner and purchasers of the Company which, during the term of this engagement, (i) contacts Advisor with respect to the Company, (ii) is contacted by Advisor on behalf of the Company, (iii) is provided Documents (as defined below) by the Company or Advisor or (iv) engages in discussions with the Company about a Partnership or Sale. In this regard, the Company shall furnish to Advisor the names of all parties with which the Company has had contact within the last 48 months regarding a Partnership or Sale prior to Advisor’s engagement hereunder, and shall also refer to Advisor all parties who contact the Company during the term hereof regarding a Partnership or Sale of the Company. All such parties shall be included on the List. As required, Advisor will initiate and coordinate discussions with potential partners and purchasers, participate in the negotiation of possible transactions and advise the Company as to negotiating strategy and other matters in connection therewith.

(b)	Materials. The Company will furnish Advisor with all information and material regarding the Company and any proposed Partnership and Sale as Advisor may request in connection with the performance of its obligations hereunder. Advisor will assist the Company in preparing a document or documents (collectively, “Documents”) to describe the Company and its management and financial status for use in discussions with prospective partners and purchasers. The Company represents and warrants that all information made available to Advisor by the Company or contained in the Documents will, at all times during the period of the engagement of Advisor hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

(c)	Representations. The Company further represents and warrants that any projections provided to Advisor or contained in the Documents will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Advisor will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Advisor by or on behalf of the Company and on publicly available information, and Advisor will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information (included in the Documents or otherwise), and that Advisor will not undertake to make an independent appraisal of any of the assets of the Company. The Company understands that in rendering services hereunder Advisor does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to any transaction or proposed transaction contemplated by this Agreement. The Company represents and warrants that “Securities” (as defined in the Securities Exchange Act of 1934 or the rules and regulations promulgated there under) offered in connection with a refinancing, recapitalization or Sale of the Company will be exempt from registration under the Securities Act of 1933, and that the Company will make all appropriate filings required by applicable federal and state securities commissions or authorities.

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(d)	Entire Agreement. The Company will cause the definitive agreements relating to any Partnership or Sale to include an “entire agreement,” “integration,” or similar clause, which in substance provides that such agreements and any ancillary agreements referenced therein contain the entire agreement between the parties with respect to the Partnership or Sale and that they supersede all prior agreements, understandings, promises, undertakings, representations, and warranties, whether written or oral, made by or on behalf of the parties to one another relating to the Partnership or Sale. The Company agrees that (i) any representations, warranties or agreements made or given by the Company to any 3rd party in any Partnership or Sale shall also extend to and for the benefit of the Advisor as investment bankers and (ii) Advisor may rely on any representations, warranties or agreements made or given by any 3rd party to the Company in any Partnership or Sale.

(e)	Third Party. The Company understands and agrees that Advisor will act as a third party agent in the Sale and agrees that, in connection therewith, Advisor will use its "best efforts" to facilitate the Sale and, if applicable, place any Securities (as defined in the Securities Exchange Act of 1934 or the rules and regulations promulgated there under) associated with the Sale. This letter agreement shall not give rise to any express or implied commitment by Advisor to purchase or place any of the Securities (as defined in the Securities Exchange Act of 1934 or the rules and regulations promulgated there under).

(f)	BAS. It is expressly agreed and understood by the Company and Advisor that OCP will not perform any services in connection with this Agreement that would require OCP, LLC to be registered as a FINRA/SEC registered Broker/Dealer. All such services will be performed exclusively by BAS.

2.	Partnership and Sale Transactions. For purposes of this Agreement:
(g)	A “Partnership” shall mean any relationship, transaction or series or combination of related transactions, whereby, directly or indirectly, control of or a material interest in the Company’s intellectual property rights, products, or related assets are transferred or shared for consideration, including, without limitation, licensing of intellectual property for product development or commercialization purposes, distribution rights, the formation of a joint venture, minority investment or partnership, or any similar transaction.

(h)	“Partnership Consideration” shall mean the total value of all cash (including escrowed funds), securities, other property and any contingent, earned or other consideration paid or payable, directly or indirectly, by a partnering party to the Company or to a participant in the transaction in connection with a Partnership. The value of any such securities (whether debt or equity) or other property or items of value shall be determined as follows: (i) the value of securities that are freely tradable in an established public market shall be the last closing market price of such securities prior to the public announcement of the Sale; and (ii) the value of securities which are not freely tradable or which have no established public market, or if the Partner Consideration utilized consists of property other than securities, the value of such securities or other property shall be the fair market value thereof (without any discount for minority interest or non-marketability). Partner Consideration shall also include upfront and ongoing licensing payments and the value of any consulting, severance or employment agreements received by the shareholders of the Company from the partnering party in excess of their historical salary levels, and the value of any payments to be received by the principals of the Company for entering into non-compete, no-shop, standstill or similar agreements. If any Partner Consideration to be paid is computed in a foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the date or dates on which such Partner Consideration is paid.

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(i)	A “Sale” shall mean any transaction or series or combination of related transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses (a “Business”), securities or assets is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a licensing arrangement, a merger or consolidation, a recapitalization, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, minority investment or partnership, or any similar transaction. For purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and business of the Company, whether through the ownership of voting securities, by contract or otherwise.

(j)	Except as provided in subsection 2(e) below, “Sale Consideration” shall mean the total value of all cash (including escrowed funds), securities, other property and any contingent, earned or other consideration paid or payable, directly or indirectly, by an acquiring party to a selling party or to a participant in the transaction in connection with a Sale. The value of any such securities (whether debt or equity) or other property or items of value shall be determined as follows: (i) the value of securities that are freely tradable in an established public market shall be the last closing market price of such securities prior to the public announcement of the Sale; and (ii) the value of securities which are not freely tradable or which have no established public market, or if the Sale Consideration utilized consists of property other than securities, the value of such securities or other property shall be the fair market value thereof (without any discount for minority interest or non-marketability). Sale Consideration shall also include the face value of any indebtedness (except to trade creditors) to which the Sale of the Company is subject or to which the Company remains obligated, or indebtedness that is assumed in connection therewith, and the value of any consulting, severance or employment agreements received by the shareholders of the Company in excess of their historical salary levels, and the value of any payments to be received by the principals of the Company for entering into non-compete, no-shop, standstill or similar agreements. In the case of a recapitalization, Sale Consideration shall include the aggregate amount of indebtedness incurred or equity raised by the Company or a successor thereof in connection with such recapitalization. If a Sale of the Company is structured such that it involves a direct or indirect transfer of more than half of the outstanding equity interests in the Company, the Sale Consideration involved in that transaction shall be deemed increased to include the value of any equity interests in the Company that are not transferred in the transaction by the owners thereof, with such value calculated at the price or implied price per share paid for or with respect to interests of the same class in the transaction (without any discount for minority interest or for non-marketability). If any Sale Consideration to be paid is computed in a foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the date or dates on which such Sale Consideration is paid.

(k)	If the Sale of the Company is structured in such a way as to provide for the transfer of only part of the assets of the Company or one or more of the Businesses of the Company and the retention of other assets or Business(es), including, but not limited to, cash, cash equivalents, investments, inventories and receivables, such retained assets or Businesses shall be deemed to be part of the Sale Consideration received in connection with the Sale of the Company, as follows: (A) with respect to investments, in an amount equal to the market value of such investments, (B) with respect to inventories and receivables, in an amount equal to the book value thereof, and (C) with respect to any other assets or Businesses, in an amount to be reasonably determined by the parties.

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3.	The Company may refuse to discuss or negotiate a Partnership or Sale with any party for any reason whatsoever and may terminate negotiations with any party at any time.

4.	Compensation. As compensation for the services rendered by Advisor hereunder, the Company shall pay or cause BAS to be paid as follows:
(a)	Retainer. Company will pay BAS a monthly retainer of $10,000 each month of this engagement (each a “Retainer”), with payment of the first Retainer due upon signature of the Agreement. The Retainers will be due and payable in cash by wire transfer or check, shall be earned when paid, and shall be non-refundable. All Retainers paid to BAS will be 100% credited against any Transaction Fee payable to BAS.
(b)	Success Fee. If a Partnership or Sale occurs or a future Sale or Partnership is agreed through an option or other similar agreement with any party on the List (or which should have been included by the Company on the List) during the term of Advisor’s engagement hereunder, or, subject to the conditions set forth herein, at any time during a period of 12 months following the effective date of termination of Advisor’s engagement hereunder, then, in accordance with the payment schedule described below, upon consummation of a Sale, the Company shall pay to BAS the greater of (a) $250,000 or (b) 3% of the Sale Consideration involved in the Sale (“Sale Fee”), and upon consummation of a Partnership, the Company shall pay to BAS a transaction fee equal to 5% of the Partnership Consideration involved in the Partnership (“Partnership Fee”), (collectively referred to herein as the “Success Fee”).

Provided that, if a Partnership transaction occurs, followed by a Sale of the Company to the same or related entity that participated in the Partnership, an incremental fee shall be paid to BAS shall be 3.0% of the Sale Consideration received by the Company and its shareholders.

Notwithstanding the foregoing, recognizing the Company’s need for investment capital during the duration of this engagement and to avoid any potential conflict or misunderstanding, no fee shall be payable on capital raised by the Company without the involvement of Advisor from parties not contacted by Advisor.

(c)	Compensation which is payable to BAS pursuant to subsection 4(b) (including compensation payable with respect to escrowed funds) shall be paid by the Company to BAS at the closing of a Partnership or Sale of the Company, provided that compensation attributable to that part of Partnership Consideration or Sale Consideration which is contingent upon future earnings performance or the occurrence of some other event or circumstance (“Contingent Consideration”) shall be paid by the Company to BAS at the time of receipt of such Contingent Consideration by the Company or its shareholders.
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(d)	In the event that Contingent Consideration described in subsection 4(c) above is payable by an individual, group or legal entity other than the Company, or by a successor to the Company, after the closing of a Partnership or Sale of the Company, the Company shall cause such individual, group, entity or successor to pay compensation payable to BAS hereunder, or, at the closing, to enter into an agreement to pay such compensation to BAS according to the terms hereof.
(e)	In the event that Partnership or Sale to a party on the List involves a combination or series of related transactions, the compensation due to BAS under subsection 4(b) above shall be determined as of the closing of each such Transaction, based on the aggregate amount of Consideration involved in such Transaction. Accordingly, BAS shall be entitled to additional compensation at the time of closing of each such subsequent Transaction covered by this Agreement; however, in determining the applicable percentage in the chart in subsection 4(b) above, the aggregate amount of consideration involved in all such Transactions shall be included.
(f)	If any compensation or expenses payable to BAS pursuant to this Agreement are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of BAS’s rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise. The fees and other compensation set forth in this Section 4 are not negotiable and are not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever.
(g)	The parties hereto understand and acknowledge that all compensation payable in connection with this Engagement Agreement will be fully paid to BAS.
5.	In addition to the fees described in Section 4 above and all other obligations of the Company as set forth herein, and whether or not any Partnership or Sale is consummated, the Company will pay all of Advisor’s reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, an online data room, courier and delivery services) incurred in connection with this engagement, provided that such expenses will not exceed $10.00 without the Company’s prior written consent.
6.	No fee paid or payable to Advisor or any of its affiliates shall be credited against any other fee paid or payable to Advisor or any of its affiliates, except as is expressly provided for herein.
7.	The Company represents and warrants to Advisor that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company.
8.	Advisor is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of Advisor is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon, any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Advisor or any statements, conduct or advice of Advisor, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Advisor in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Advisor shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Advisor (or to such opinions, advice or other assistance) be made without the express prior written consent of Advisor.
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9.	The Company agrees that, following the closing or consummation of a Partnership or Sale of the Company, Advisor has the right to place advertisements on the Advisor's website and in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the transaction involving the Company (but not including non-publicly disclosed financial terms). In addition, the Company agrees to include in any press release or public announcement announcing a Partnership or Sale a reference to Advisor’s role as financial advisor to the Company with respect to such Partnership or Sale, provided that the Company will submit a copy of any such press release or public announcement to Advisor for its prior approval, which approval shall not be unreasonably withheld or delayed.
10.	This engagement shall continue until terminated by either party at any time by giving the other party at least 30 days prior written notice. The provisions of Sections 2 through 13 hereof shall survive any expiration or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, Advisor shall be entitled to the Success Fee if, within 12 months from the date of expiration or termination of this Agreement, the Company consummates a Sale or Partnership or agrees to consummate a Sale or Partnership with any party in the Final List (as defined herein). Within sixty (60) days after the expiration or termination of this Agreement, Advisor shall provide Company with a written list of parties (“Final List”). The Final List shall be deemed correct unless Company notifies Advisor in writing of any dispute of its contents within thirty (30) days after Company’s receipt of the Final List, in which event the parties shall meet to resolve any dispute and agree upon a Final List
11.	The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Advisor from any transaction contemplated herein.
12.	Indemnification Agreement. The Company agrees to indemnify Advisor and related persons in accordance with the provisions below:
(a)	As material consideration to enter into the Engagement Agreement, the Company agrees (i) to indemnify and hold harmless Advisor and its officers, directors, employees, affiliates, agents and members (each of the foregoing, along with Advisor, being an “Indemnified Person”) to the fullest extent lawful, from and against any and all losses, claims, damages, or liabilities incurred by Indemnified Persons (whether joint or several, direct or indirect) arising from or relating to the Engagement Agreement, Transaction, or any actions or inactions taken by an Indemnified Person in connection with the Engagement Agreement (a “Claim”); and (ii) to reimburse Indemnified Persons for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that the Company will not be liable to indemnify and hold harmless or reimburse an Indemnified Person pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim solely resulted from the gross negligence or willful misconduct of such Indemnified Person.
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(b)	The Company will not settle, compromise or consent to the entry of a judgment in any pending or threatened action, claim, suit, dispute or proceeding against an Indemnified Person unless such settlement, compromise or consent includes a release of the Indemnified Persons satisfactory to Advisor and each Indemnified Person.
(c)	The Company further agrees that neither Advisor nor any Indemnified Person will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, or anyone claiming liability on behalf of the Company, arising from or relating to the Engagement Agreement, a Transaction, or any actions or inactions taken by Indemnified Persons in connection with the Engagement Agreement, except to the extent that an arbitrator (or panel of arbitrators) or a court of competent jurisdiction will have determined by a final non-appealable judgment that losses, claims, damages, liabilities or costs incurred by the Company resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. In no event will any Indemnified Person be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by the Company arising from or relating to the Engagement Agreement, a Transaction, or any actions or inactions taken by an Indemnified Person in connection with the Engagement Agreement, and the Company agrees not to seek or claim any such damages or lost profits under any circumstances.
(d)	If for any reason the foregoing indemnification or reimbursement is unavailable or insufficient fully to indemnify and hold harmless an Indemnified Person against a Claim, the Company will contribute to the amount paid or payable by an Indemnified Person as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Transaction to the Company, on the one hand, and the Indemnified Person, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company on the one hand and the Indemnified Person on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all Indemnified Persons towards all Claims, Company losses, claims, damages, liabilities or costs incurred, exceed the actual fees received by BAS pursuant to the Engagement Agreement.
(e)	In the event that Advisor or any of its employees, officers, affiliates or agents are requested or required to appear as a witness in any action in which the Company or any of its affiliates is a party to and Advisor is not, the Company will reimburse Advisor for all reasonable out-of-pocket expenses incurred by its employees, officers, affiliates or agents in preparing for and appearing as a witness, including the reasonable fees and disbursements or legal counsel.
(f)	The rights accorded to Indemnified Persons hereunder will be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise. If any provision of this Indemnification Agreement is determined to be invalid or unenforceable, such determination will not affect any other provision of this Indemnification Agreement, which will remain in full force and effect. Each Indemnified Person is an intended beneficiary hereunder. This Indemnification Agreement will remain in effect indefinitely notwithstanding any expiration or termination of the Engagement Agreement.
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(g)	Notwithstanding the above, indemnification shall not exceed the maximum level permitted under applicable Federal, state or other laws and any indemnification shall not waive any non-waivable rights of the Company may have under applicable Federal or state law.
13.	Other Terms & Conditions.
(a)	The Company understands and agrees that Advisor is being engaged pursuant to this agreement as an independent contractor and is not acting as an agent or fiduciary of the Company, its security holders, creditors or any other person or entity.
(b)	This agreement contains a predispute arbitration clause. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

Except as otherwise provided in this Section 13(b), all parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

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(c)	This Engagement Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. Advisor and the Company irrevocably and unconditionally (a) agree that any suit, action or other legal proceeding arising out of this Engagement Agreement, including without limitation, any action commenced by the Company for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, (b) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (c) waive any objection they may have to the laying of venue of any such suit, action or proceeding in any such court. Notwithstanding the above, the parties agree that any dispute, claim or cause of action required or allowed to be conducted by FINRA’s rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated or mediated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA staff who whom such Director has delegated authority, such arbitration to take place within Delaware County, Pennsylvania or as close to Delaware County, Pennsylvania as reasonably possible.
(d)	Advisor and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) irrevocably waive any right to trial by jury in any claim, action or proceeding in connection with this agreement.
(e)	This Agreement contains the entire agreement and understanding between the Company and Advisor and supersedes any prior understandings or agreements or any course of dealing.
(f)	Any amendment or waiver to this Agreement may be made only in writing and if signed by both Advisor and the Company. Neither party may assign this Agreement without the other party’s prior written consent.
(g)	This Agreement may be signed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, and may be delivered by facsimile or other electronic transmission.
(h)	The signatory for the Company represents and warrants that he or she has the requisite power and authority to enter into this Agreement and to cause the Company to perform its obligations herein.
(i)	The USA Patriot Act requires financial institutions to verify the identity of persons with whom they do business. Accordingly, the Company will provide Advisor with its U.S. taxpayer identification number, legal business address and, as applicable, incorporation documents, partnership agreement, business license or other similar information to verify its identity. Advisor may also require personal identification from the Company’s executive officers and shareholders or members.
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(j)	In the event the Company proposes to engage in any sale, distribution or liquidation of all or substantially all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will make proper provision so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

Please confirm that this agreement accurately states the understanding and is accepted by the Company, by signing it in the space provided below and returning it to us.

Understood and accepted as of the date above:

Objective Capital Partners, LLC	Company

By: /s/ Trever F. Acers	By: /s/ David R. Koos
Trever F. Acers	David R. Koos
Managing Director	Chairman and Chief Executive Officer
Registered Representative of BA Securities, LLC	Regen Biopharma, Inc.

BA Securities, LLC

By: /s/ Charles Jordan
Charles Jordan
President and CCO

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